EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 9th day of June, 2011, by and between Aspen University, Inc., a Delaware corporation with offices at 224 West 30th Street, Suite 604, New York, NY 10001 (the “Corporation”), and David M. Garrity, an individual residing at 157 East 32nd Street, Apartment 19B, New York, NY 10016 (the “Executive”), under the following circumstances:

RECITALS:

A. The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties. The Executive shall serve as the Chief Financial Officer, with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors (the “Board”) or Chief Executive Officer (the “CEO”) of the Corporation. The Executive shall report directly to the Board and the CEO of the Corporation. During the Term (as defined in Section 3), the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs, charitable and professional activities such as holding non-executive Director-level position(s) with other firms, advising organizations such as The World Bank Group and appearing on broadcast media to discuss broad financial matters shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 9 below.

3. Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of four (4) years commencing on the date hereof (the “Commencement Date”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4. Compensation of Executive.

(a) The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $250,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations, except as noted otherwise below. The Corporation shall review the Base Salary on an annual basis and agrees to increase it by at least 10% per annum, but has no right to decrease the Base Salary. For the period commencing with the Agreement’s outset and ending on July 4th, 2011, the Corporation shall pay the Executive a fee in lieu of salary at a rate of $10,000 per month pursuant to a separate consulting agreement with Executive (see Consulting Agreement attached). From July 4th, 2011 until September 30th, 2011, the Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments, the sum of $125,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. From October 1st, 2011 onwards for the balance of the Term and any Renewal Term, the Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments, the sum of $250,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations.

(b) In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to receive an annual bonus in an amount equal to one hundred percent (100%) of his then-current Base Salary (to be paid 50% in cash, and 50% in restricted stock) based upon the achievement of performance targets with respect to the Company’s business to be mutually agreed upon by the Executive and a majority of the Board (the “Bonus Target”); provided, however, that in the event that the business’s performance for any fiscal year is greater than seventy-five percent (75%) but less than one hundred percent (100%) of the applicable Bonus Target, the Executive shall be entitled to the percentage of the annual bonus determined by linear interpolation; provided further, however, that in the event the parties are unable to agree to a mutually acceptable Bonus Target at any time during the Term, the Executive shall receive a guaranteed annual bonus for any such fiscal year of not less than fifteen percent (15%) of the Base Salary.  In his sole discretion, the Executive may elect to receive the entirety of such annual bonus in restricted stock at the basis determined by the Board in good faith.

(c) The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(d) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior executives (the “Benefit Plans”).

(e) In addition to the Base Salary and the bonus compensation, the Executive shall receive options to purchase 300,000 shares of the Corporation’s Common Stock.  The option agreement with respect to such options shall provide for such options to vest twenty five percent (25%) on each anniversary of the date hereof and shall permit the Executive at least twelve (12) months after the Executive’s death or Total Disability (as defined in Section 5(a)(ii)) and at least three (3) months after the Executive’s termination of employment for any other reason to exercise such options and, other than such restrictions, neither the options nor any shares of Common Stock obtained upon exercise thereof shall be subject to forfeiture or to the Company’s or other stockholders’ right to repurchase.  The option agreement with respect to such options shall allow the Executive to exercise the options granted thereby on a “cashless basis.”  The options shall fully vest upon the Executive’s termination pursuant to Sections 5(a)(i), 5(a)(ii), 5(a)(iii) (provided that the Corporation provided a Non-Renewal Notice) or 5(a)(v) or by the Corporation without “Cause” (as defined in Section 5(d)) or upon a Change in Control Transaction.  The exercise price per share for such options will be subject to adjustment for dividends, splits, reclassifications and similar transactions.

(f) The Corporation shall execute and deliver in favor of the Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Corporation.  Such agreement shall provide for the indemnification of the Executive for the term of his employment and for a period of at least six (6) years thereafter.  The Corporation shall maintain directors’ and officers’ insurance during the Term and for a period of at least six (6) years thereafter.

5. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Executive’s death;

(ii) upon the Executive’s “Total Disability” (as herein defined);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at the Executive’s option, upon ninety (90) days prior written notice to the Corporation;

(v) at the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive; and

(vi) at the Corporation’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation.

(b) For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Total Disability.

(c) For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any diminution of duties inconsistent with Executive’s title, authority, duties and responsibilities (including, without limitation, a change in the chain of reporting); (ii) any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of fifteen (15) days following written notice to the Corporation by Executive of such non-payment; (iii) any relocation of the principal location of Executive’s employment outside of New York City Metro Area without the Executive’s prior written consent; (iv) the consummation of any Change in Control Transaction (as defined below); or (vi) any material violation by the Corporation of its obligations under this Agreement that is not cured within sixty (60) days Agreement after receipt of written notice thereof from the Executive. For purposes of this Agreement, the term “Change in Control Transaction” means the sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire (i) shares of capital stock of the Corporation representing at least fifty percent (50%) of outstanding capital stock or sufficient to elect a majority of the Board (whether by merger, consolidation, sale or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent)) (other the contemplated Form 10 going public transaction)) or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis.

(d) For purposes of this Agreement, the term “Cause” shall mean any material breach of this Agreement or any other agreement or certificate signed by the Executive in connection with that certain Agreement and Plan of Merger by and among the Corporation and Newco, or material, gross and willful misconduct on the part of the Executive in connection with his employment duties hereunder, in all cases that is not cured within fourteen (14) days after receipt of notice thereof (to the extent such breach is capable of being cured), or the Executive’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving fraud, larceny or embezzlement resulting in material harm to the Corporation by the Executive.

6. Effects of Termination.

(a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) six (6) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; (ii) continued provision for a period of twelve (12) months following the Executive’s death of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability.

(b) Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Corporation tenders a Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non-Renewal Notice was triggered due to the Corporation’s statement that the Executive’s employment was terminated due to Section 5(a)(vi) (for “Cause”), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(c) Upon termination of the Executive’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) the greater of twelve (12) months’ Base Salary at the then current rate or the remainder of the Base Salary due under this Agreement, to be paid upon the date of termination of employment in monthly installments, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment.  In addition, any options or restricted stock shall be immediately vested upon termination of Executive’s employment pursuant to Section 5(a)(v) or by the Corporation or without “Cause”.

(d) Upon termination of the Executive’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes; and (ii) continued provision, for a period of one (1) month after the date of the Executive’s termination of employment, of benefits under Benefit Plans extended to the Executive at the time of termination.  Executive shall have any conversion rights available under the Corporation’s or Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e) Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

7. Vacations. The Executive shall be entitled to a vacation of three (3) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Corporation’s business necessities, up to three (3) weeks’ vacation may carry over to the subsequent year.

8. Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder except in the event of a termination of this Agreement pursuant to Section 5(a)(v), hereof, or as detailed in the provision above. All references to the Corporation in Section 8 and Section 9 hereof shall include any subsidiary of the Corporation.

9. Covenant Not To Compete or Solicit.  Upon execution of this Employment Agreement, the Executive and the Corporation shall enter into that certain Non-Competition and Confidentiality Agreement attached hereto in the form of Exhibit A.

10. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

CORPORATION:

Aspen University, Inc.

By:	/s/ Michael Mathews

Title:	Chief Executive Officer

EXECUTIVE:

/s/ David Garrity
Signature

EXHIBIT A

Aspen University, Inc.
NON-DISCLOSURE AGREEMENT

In consideration of employment of the Employee by the Company and payment to the Employee of salary or wages, this Agreement is made between Aspen University, Inc. , a Delaware corporation, and David M. Garrity (the "Employee").  For purposes of the Agreement, the term “Company” shall include Aspen University, Inc. and its affiliates, now or hereafter existing.

1. Confidential Information. The Employee acknowledges that, in order for him to perform his or her duties properly, the Company must necessarily entrust the Employee with certain trade secrets and confidential business information (the "Confidential Information"). The Confidential Information includes, but is not limited to: source code, object code, operational and functional features and limitations of the Company's software; the Company's research and development plans and activities; the Company's manufacturing and production plans and activities; the prices, terms and conditions of the Company's contracts with its customers; the identities, needs and requirements of the Company's customers; the Company's pricing policies and price lists; the Company's business plans and strategies; the Company's marketing plans and strategies; personnel information; and financial information regarding the Company. The Employee further acknowledges that the development or acquisition of such Confidential Information is the result of great effort and expense by the Company, that the Confidential Information is critical to the survival and success of the Company, and that the unauthorized disclosure or use of the Confidential Information would cause the Company irreparable harm.

 2. Nondisclosure of Confidential Information.  The Employee agrees that, during the term of his or her employment with the Company and thereafter, he or she will not disclose the Confidential Information or use it in any way, except on behalf of the Company, whether or not such Confidential Information is produced by the Employee's own efforts. The Employee further agrees, upon termination of his or her employment, promptly to deliver to the Company all Confidential Information, whether or not such Confidential Information was produced by the Employee's own efforts, and to refrain from making, retaining or distributing copies thereof.

3. Inventions and Discoveries.  Any invention, discovery, development, improvement, procedure, writing, work or trade secret (collectively referred to herein as "Inventions") that relates to any phase of the business of the Company, or results from any work performed on the premises of the Company or by use of the facilities, equipment or services of other employees of the Company, whether patentable, copyrightable or not, and that is made or discovered by the Employee individually or jointly with any other person or persons during the term of the Employee's employment with the Company (including any period of time prior to the date of this Agreement), shall forthwith be disclosed to the Company and shall be the sole property of the Company.  Any such Invention shall be considered a work made for hire. The Employee hereby assigns to the Company all of his or her right, title and interest to any such Invention. The Employee further agrees to maintain adequate, current written records of any Invention within the scope of the foregoing provisions in the form of notes, sketches, drawings, memoranda or other written evidence, which records shall be and remain the sole property of the Company.

4. Patents, Trademarks and Copyrights.  The Employee agrees that, during the term of his or her employment with the Company and thereafter, he or she will, whenever requested to do so by the Company and at the expense of the Company, apply or join with the Company in applying for patents, trademarks, copyrights, letters patent and other means for the protection of proprietary information, both foreign and domestic, with respect to any Invention described in paragraph 4. The Employee shall execute and deliver to the Company any and all other documents and instruments that, in the opinion of the Company and its counsel, are appropriate in order to obtain said patents, trademarks, copyrights, letters patent and other means of protecting proprietary information. The Employee shall further execute and deliver all such other instruments and take all other actions that in the opinion of the Company and its counsel shall be appropriate to vest in the Company (or in such person as the Company may specify) all right, title and interest in said patents, trademarks, copyrights, letters patent and other means of protecting proprietary information, and shall cooperate and assist in any litigation commenced by the Company against third parties with respect to the same.

5. Power of Attorney.  In the event the Company is unable, after reasonable effort, to secure Employee's signature on any letters patent, copyright or other analogous protection relating to an Invention, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and in his or her behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by Employee.

6. Employee Developments.  Employee represents that all inventions, discoveries, developments, improvements, procedures, writings, works, trade secrets or other intellectual property rights to which Employee claims ownership as of the date of this Agreement (the "Employee Developments"), and which the parties agree are excluded from this Agreement, are listed in Exhibit A attached hereto.  If no such Employee Developments are listed in Exhibit A, Employee represents that there are no such Employee Developments at the time of signing this Agreement.

7. Restrictions on Competition.  The Employee agrees that, during the term of his or her employment with the Company and for a period of one (1)  year after termination for any reason of Employee's employment, he or she will not, directly or indirectly, render services to, work for or on behalf of, have an interest in, make any loan to, or assist in any manner any business that is competitive with that in which the Company was engaged or planned to engage on the date of the Employee's termination from the Company.  The foregoing shall not prevent the Employee from owning up to one percent (1%) of the outstanding securities of a publicly held corporation that may compete with the Company.  The Employee agrees that, during the term of his or her employment with the Company and for a period of one (1) year after termination for any reason of Employee's employment, he or she will not, directly or indirectly, solicit or accept work from any individual or entity that was a customer of the Employer during the Employee's employment with the Company.

8. Notice of Subsequent Employment.  Employee shall, for a period of one (1) year after the termination of employment with the Company, notify the Company of any change of address, and of any subsequent employment (stating the name and address of the employer and the title and duties of the position) or other business activity.  The Employee further agrees that the Company may, following termination of the Employee's employment for a period of one (1) year, communicate with the Employee's new employer for the purpose of informing the new employer of the existence of this Agreement and providing the new employer with a copy of this Agreement.

9. Enticement.  For a period of one (1) year after the termination of employment with the Company, Employee will not hire or attempt to hire any employee of the Company, or assist in such hiring by anyone else, to work as an employee or independent contractor with any business that is competitive with that in which the Company was engaged or planned to engage on the date of the Employee's termination from the Company.

10. Return of Company Property.  The Employee agrees, upon termination of his or her employment, promptly to deliver to the Company all files, keys, building passes, credit cards, books, documents, computer disks or tapes, and other property prepared by or on behalf of the Company or purchased with Company funds, and to refrain from making, retaining or distributing copies thereof.  To the extent that Employee has any data belonging to the Company on any non-removable magnetic media owned by Employee (for example, a computer's hard disk drive), Employee agrees that immediately upon termination he or she will provide the Company with a copy of the data and then purge his or her computer of the data.

11. Specific Performance.  The Employee acknowledges that a breach of this Agreement by the Employee will cause irreparable injury to the Company, that the Company's remedies at law will be inadequate in case of any such breach, and that the Company will be entitled to preliminary injunctive relief and other injunctive relief in case of any such breach.

12. Compliance with Other Agreements.  The Employee represents and warrants to the Company that the execution of this Agreement by him, his or her performance of his or her obligations hereunder, and his or her employment by the Company will not, with or without the giving of notice or the passage of time, conflict with, result in the breach or termination of, or constitute default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

13. Waivers.  The waiver by the Company or the Employee of any action, right or condition in this Agreement, or of any breach of a provision of this Agreement, shall not constitute a waiver of any other occurrences of the same event.  Further, any subsequent change or changes in Employee’s duties, salary, compensation, or employment status will not affect the validity or enforceability of this Agreement.

14. Survival; Binding Effect.  This Agreement shall survive the termination of the Employee's employment with the Company regardless of the manner of such termination, and shall be binding upon the Employee and his or her heirs, executors and administrators.

15. Assignability by Company.  This Agreement is assignable by the Company and inures to the benefit of the Company, its subsidiaries, affiliated corporations, successors and assignees. This Agreement, being personal, is not assignable by the Employee.

16. Headings; Gender References.  The section headings in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement. Wherever used herein, the masculine pronoun shall, as appropriate, be construed to include the feminine.

17. Severability.  The covenants of this Agreement are intended to be separable, and the expressions used therein are intended to refer to divisible entities. Accordingly, the invalidity of all or any part of any paragraph of this Agreement shall not render invalid the remainder of this Agreement or of such paragraph. If, in any judicial proceeding, any provision of this Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision shall be interpreted to be only so broad as to be enforceable.

18. Governing Law.  This Agreement shall be deemed to have been made in New York and shall be governed by and construed in accordance with the substantive law of New York, excluding, however, such laws as pertain to conflicts of law.

19. Consent to Jurisdiction.  Employee hereby consents and submits to the jurisdiction of the state and federal courts in the state in which the Company's principal place of business is located at the time of termination of Employee's employment.

20. Attorney's Fees.  Employee agrees that in the event that the Employer brings suit to enforce any term of this Agreement, the Employee shall be liable for the Employer's reasonable attorney's fees and costs with respect to any claim or counterclaim as to which the Employer is the prevailing party.

21. Entire Agreement; Amendments.  This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes any prior communication or understanding with respect thereto, and no modification or waiver of any provision hereof shall be valid unless made in writing and signed by the parties.

22. Understanding of Agreement.  THE EMPLOYEE STATES THAT HE OR SHE HAS HAD A REASONABLE PERIOD SUFFICIENT TO STUDY, UNDERSTAND AND CONSIDER THIS AGREEMENT, THAT HE OR SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF HIS OR HER CHOICE, THAT HE OR SHE HAS READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS, THAT HE OR SHE IS ENTERING INTO AND SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND THAT IN DOING SO HE OR SHE IS NOT RELYING UPON ANY STATEMENTS OR REPRESENTATIONS BY THE COMPANY OR ITS AGENTS.

IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the 9th day of June, 2011.

Aspen University, Inc.

By:	/s/ Michael Mathews	/s/ David Garrity
	Michael D. Mathews,	David M. Garrity,
	CEO	CFO

EXHIBIT A

List of Employee Developments (if applicable)